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Final Transcript

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Final Transcript
Oct. 30, 2007 / 5:00PM ET, DVW - Q3 2007 Covad Communications Earnings Conference Call

Conference Call Transcript
DVW — Q3 2007 Covad Communications Earnings Conference Call
Event Date/Time: Oct. 30. 2007 / 5:00PM ET
CORPORATE PARTICIPANTS
Michael Doherty
Covad Communications — Communications
Charlie Hoffman
Covad Communications — President, CEO
Justin Spencer
Covad Communications — CFO
CONFERENCE CALL PARTICIPANTS
Tom Watts
Cowen and Company — Analyst
Rai Archibold
Kaufman Brothers — Analyst
PRESENTATION

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Final Transcript
Oct. 30, 2007 / 5:00PM ET, DVW - Q3 2007 Covad Communications Earnings Conference Call

Operator
Welcome to the Covad third quarter earnings conference call. During today’s presentation all parties will be in listen-only mode. Following the presentation the conference will be open for questions. (OPERATOR INSTRUCTIONS) This conference is being recorded Tuesday, October 30, 2007. I would now like to turn the conference over to Michael Doherty. Please go ahead.

Michael Doherty — Covad Communications — Communications
Thank you, operator. Good afternoon, and welcome to Covad’s third quarter conference call. Joining me on the call today are Charlie Hoffman, our President and CEO; Justin Spencer, our Chief Financial Officer; and Doug Carlen, our General Counsel. On today’s call, Charlie will discuss the business highlights for the quarter, and Justin will follow with a review of our financial performance.
Before we begin I would like to remind you that during the course of this conference call we may make estimates, projections, or other forward-looking statements regarding the Company. The Company disclaims any obligation to update any projections, estimates, or other forward-looking statements. We caution you that such statements are just projections and actual events or results may differ materially based on certain risk factors. These risks include development and the risks described in the Company’s SEC filings. The information discussed in this call also includes disclosure of financial measures that are not prescribed terms under accounting principles generally accepted in the United States. These non-GAAP financial measures do not directly correlate to net loss, net income, cash provided by or used in operating activities, or revenue. It may be defined differently by other companies.
It should not be used in isolation or as alternatives to our operating and other financial information as determined under GAAP. For more details on these non-GAAP measures as well as reconciliations to the most comparable GAAP measures, please refer to the Company’s press release, earnings supplement presentation and the Form 8-K that has been filed with the SEC, all of which are available on our website at www.covad.com.
Lastly, the subject matter discussed in this conference could will be addressed in a proxy statement to be filed by Covad with the SEC which may be obtained without charge at the SEC’s website following the filing. We urge you to read it when it becomes available, because it will contain important information. I will now turn the call over to Charlie.

Charlie Hoffman — Covad Communications — President, CEO
Thank you, Mike. I would like to thank everyone for joining us on our third quarter 2007 earnings conference call this afternoon. During today’s call I will comment briefly on the transaction we announced yesterday, then we’ll provide an overview of our third quarter accomplishments and share with you our progress in meeting our strategic goals for 2007. Justin will then review our third quarter 2007 financial results. As always we will end today’s call with your questions.
You’re now all likely aware of the announcement we made regarding Platinum Equity’s agreement to acquire all outstanding shares of Covad for $1.02 per share in an all-cash transaction at 59% premium to the closing stock price last Friday. The implied enterprise value equates to roughly 10.8 times our third quarter annualized EBITDA which we believe is an attractive valuation metric relative to recent trading and transaction comparables.
After closely evaluating a number of strategic options we concluded that a transaction with Platinum Equity would maximize value to our existing shareholders. Platinum Equity is a well regarded private equity firm with assets and operational expertise in the telecommunications sector. This transaction will be helpful to Covad as we continue to focus on our growth strategy. The transaction is expected to close by the end of the second quarter of 2008 following required regulatory and stockholder approvals.
Now on to our third quarter results. As I have discussed previously it takes time to create and launch new growth products, get them to scale, and make them profitable. This has been the focus of our activity as we successfully transform our business away from a reliance on older legacy products. I’m happy to report in that in the third quarter subscription revenues from growth products exceeded revenues from our legacy products

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Final Transcript
Oct. 30, 2007 / 5:00PM ET, DVW - Q3 2007 Covad Communications Earnings Conference Call
for the first time. And accounted for 51% of total subscription revenue. We fully anticipated this, having managed the business towards achieving this result. Our strategy is working and we continue to focus on expanding growth product revenue and increasing EBITDA and cash flow.
Following our largest ever organic increase in growth product revenues in the second quarter, we achieved significant improvement again increasing growth products subscription revenues by 29% from the third quarter of 2006. We also increased adjusted EBITDA to $10.3 million, a direct result of increased revenue from new products such as line-powered voice, bonded T1, and ADSL 2 plus as well as improved efficiency and lower operating costs across several product lines. Our cash performance also improved in the third quarter with a minimal total cash burn of $1.4 million and a $2.3 million increase in unrestricted cash. These results underscore not only our financial discipline but also our continued ability to grow our revenue while operating our business more efficiently.
So I will now provide highlights from each of the growth initiatives. Business class broadband which includes T1, bonded T1, and business ADSL continues to be an engine driving our growth initiatives. Our underlying access services, including those that run over our next-generation broadband network provided a strong foundation for our third quarter accomplishments. Combined, our subscription revenue from business-class broadband products grew by 26% from the third quarter of 2006 due to efficient marketing and a well trained sales team and channel organization. T1 and newer services, such as bonded T1 and ADSL 2 plus grew at an impressive rate in the third quarter, fulfilling business customers’ need for higher bandwidth at reasonable prices. ADSL 2 plus, for example, is increasingly chosen by customers to meet various high bandwidth needs such as Wi-Fi hot spot backhaul.
Despite the numerous alternatives offered by our telecom and cable competitors customers are choosing Covad because of our proven ability to meet their needs and our ability to offer an easy migration up the bandwidth curve. Our wholesale partners are relying on Covad to power their small business strategies as well as demonstrated by SpeakEasy Best Buy’s launch of ADSL 2 plus service in the third quarter. Our Voice over IP services also grew strongly in the third quarter, reaching $10.6 million in revenues an increase of 53% from the third quarter of 2006. We now have approximately 57,000 hosted PBX seats and service and our integrated access products now represents over 40% of our total new Voice over IP sales. Our voice portfolio extends beyond hosted PBX and integrated access to innovative products such as voice optimized access and line powered voice enabling us to meet a variety of wholesale and direct customer needs.
Voice optimized access, or VOA, is a unique broadband service which prioritizes voice over data traffic. In addition to powering our own VoIP services VOA is the underlying broadband access enabling VoIP services from over 50 partners including Birch Telecom, Bandwidth.com, and New Global Telecom. VOA is a compelling product that helps position Covad to benefit from the ongoing expansion of the VoIP market. Our line part voice access, or LPVA growth reflects the current focus of our strategic parter, Earthlink, we are working closely with Earthlink to improve the operational and economic profile of this product line.
Our wireless business continues to deliver profitable results growing 16% from the third quarter of 2006. We are very pleased with the direction in which our wireless business is headed attracting new customers and partners while exploring new technology options. We launched an improved 2.0 megabits per second wireless service in the third quarter providing T1 level bandwidth. (Audio difficulties) in San Francisco whose organizers chose Covad wireless to power this annual conference of industry leading technology and applications companies. If there ever was an audience that is difficult to impress they are it, and we came through with flying colors.
Customers are not the only ones choosing Covad. Our roster of wholesale partners also continues to grow. We already serve all the well-known players in the industry, companies such as AT&T, our largest partner, Verizon, United on-line, Megapath. XO Communications, and SpeakEasy Best Buy have been joined by numerous other wholesale partners such as McLeod, Matrix Business Technologies, and Granite Telecom. We also expanded our very successful master agent program by adding [Keentel], a leading player in providing services to distributed enterprises and small businesses. These partners rely in part on Covad for their own success. We are proud of that responsibility and take it seriously continuously working to improve our wholesale products and processes, and being easy to do business with.
So these are all examples of how we’re continuing to grow our business, as I have mentioned profitability specifically improving EBITDA, remains a key focus for us as we demonstrate to investors our commitment to operating our business more efficiently. We are doing this by increasing the profitability of individual products and increasing the revenues we earn from each customer.
In the third quarter we formally launched our partnership with McAfee that I have discussed in previous earnings calls. By providing McAfee security services in a bundle with Covad broadband we believe we will be able to reduce churn and increase ARPU. We plan to regularly introduce new applications that add value over our broadband service. We are doing this to attract new customers and also make existing customers more sticky and provide even more reasons for them to be confident in their choice of Covad.

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Final Transcript
Oct. 30, 2007 / 5:00PM ET, DVW - Q3 2007 Covad Communications Earnings Conference Call
And we continue to control our costs. The restructuring we announced in the second quarter provided momentum for our business and also contributed to the strong results we’re sharing today. So that completes my overview of our third quarter accomplishments. Justin will now share with you our third quarter 2007 financial results.

Justin Spencer — Covad Communications — CFO
Thank you, Charlie. Hello to everyone on the call. The third quarter results reflect the benefits of growth products contributing a majority of our subscription revenue and efficiencies realized from managing a disciplined cost structure. The combination of solid performance of our growth products and an improved cost structure has resulted in much improved adjusted EBITDA and cash flow performance this quarter. Which we expect to build on as we head into 2008.
Now to our third quarter financial results. I would like to note that all growth rates that I cite represent annual changes from the third quarter 2006 unless specifically noted. Also, all references to revenue represent subscription revenue unless specifically noted.
Total Company revenue in the third quarter of 2007 was $121.9 million, compared to $118.6 million in the third quarter of 2006. Overall broadband ARPU has increased from roughly $58 to $61 over the last year, our result of a shift in revenue mix from consumer to business products and wholesale to direct. Our business ARPU also continues to increase now at $105, the result of a larger revenue contribution from T1. Revenue from our direct business grew 10% to $43.7 million, and now comprises 39% of our total subscription revenue compared to 37% in the third quarter of 2006. Wholesale revenue was $67.6 million, a decline of approximately 1.4%. However, our growth product revenue within our wholesale business was solid increasing 36% to $25.8 million. The new growth products being sold by our wholesale partners include line powered voice, ADSL 2 plus, and bonded T1.
Revenue from our growth products increased 29% and grew by $3 million over the last quarter. Growth solutions now represent 51% of total subscription revenue compared to 41% in the third quarter of 2006. We have crossed an inflection point where revenue from our growth product exceeds that from legacy products, an important milestone for the Company. Individually our growth solutions performed well in the third quarter of 2007. Combined T1, business class ADSL and line powered voice revenue grew 26% to $42.5 million, and now accounts for 38% of our total subscription revenue compared to 31% in the third quarter of 2006.
T1 revenue in particular continues to perform well, growing 25% to $28.4 million or $114 million annualized. We expect that bonded T1 revenue will enable to us continue to strong T1 growth trend as we enhance the bandwidth performance of this service. VoIP revenue grew 53% to $10.6 million and account for approximately 10% of our total subscription revenue. We have been very focused on improving the profitability of our VoIP business and have seen meaningful results which I will explain in more detail in a few moments. Wireless revenue grew 16% to $3.7 million in the third quarter of 2007.
As we have mentioned previously, we have purposely restricted the growth of our wireless business to meet our broader profitability and cash flow goals but see strong growth potential long-term for this business. We are finalizing the adoption of new technologies and launching new partnerships to accelerate the wireless business. Meanwhile, we have seep meaningful results from the integration of sales efforts between our wireless and wireline products such that any Covad sales person can now sell either product based on customer needs.
As I mentioned, growth products now account for the majority of our revenue while legacy products now represent 49% of revenue compared to 59% in the third quarter of 2006. Revenue from legacy product for the third quarter of 2007 totaled $54.5 million, a decrease of $2.5 million from the second quarter of 2007 and a decrease of 15% from the third quarter of 2006. Offsetting this decline has been strong performance from strategic partners such as AT&T, Verizon, and United Online who continue to sell a significant volume of these legacy services.
In the third quarter of 2007 adjusted EBITDA was $10.3 million, an increase of roughly $6 million from the last quarter as well as the third quarter of 2006. And our net loss narrowed to $4.9 million, an improvement of $6.7 million from the last quarter and $3.8 million from the third quarter of 2006. This is a significant improvement so I’d like to spend a few moments explaining the key drivers behind this.
The improvement of adjusted EBITDA has been driven primarily by three things. First, the revenue from our newer growth products such as line powered voice access, ADSL 2 plus, and bonded T1 has reached a material size. Although not yet at scale, the now meaningful base of revenue helps offset the fixed operating expenses incurred to manage these services. Second, we have significantly improved the profitability of our VoIP business. Key activities here have been standardizing our product offering to minimize custom implementations, charging more up front to offset our installation cost and taking more orders on our network where we have a cost advantage instead of off of our network.

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Final Transcript
Oct. 30, 2007 / 5:00PM ET, DVW - Q3 2007 Covad Communications Earnings Conference Call
The result is that new sales have better margins and faster pay back times. And finally we have realized the full impact of the restructuring we executed at the end of the second quarter. This restructuring has delivered the savings we expected as part of our effort to manage a disciplined cost structure we have also reduced our quarterly network costs by over $1.4 million when compared to the first quarter of this year. As a result our growth margin increased 1 percentage point from last quarter to nearly 29% of total revenue. SG&A decreased $3.4 million from the second quarter of 2007 to 20.6% of total revenue. This reduction was driven primarily by the savings realized from the restructuring actions in the second quarter which have now been fully realized.
Correlated closely to our adjusted EBITDA and net loss performance was improvement in our cash metrics. Cash, cash equivalents, and short-term investments and restricted cash and cash equivalents at the end of the third quarter of 2007 totaled $64.2 million, a decrease of $1.4 million when compared to the balance of $65.6 million at the end of the second quarter of 2007. However, the change in unrestricted cash which is a measure of cash performance excluding certain line-powered voice expenditures was a positive $2.3 million. Additionally we generated $4 million of cash flow from operations in the quarter.
Included in our third quarter cash metrics is a $600,000 payment related to the second quarter restructuring and a $1.9 million interest payment on the public convertible debenture which we pay semiannually in the first and third quarters. Total CapEx in the third quarter 2007 was $5.2 million which includes approximately $700,000 in line-powered voice, capital expenditures funded from the original investment proceeds.
I would also like to highlight and clarify the positive financial impact that the recently announced derivative lawsuit settlement would have for Covad. Covad would receive approximately $5 million consisting primarily of Covad stock net of plaintiff counsel’s fees and certain costs. This would materialize when the settlement is approved by the court and becomes final which we expect — which we expect will be in the first quarter 2008.
This concludes my financial summary for the third quarter of 2007. Our focus continues to be on meeting customer needs by transforming our business to compete effectively on a long-term basis. We believe that the steady increase in our growth business validates that strategy and provides a higher quality, more solid foundation for success throughout the remainder of 2007 and beyond. Our annual guidance remains unchanged.
For the fiscal year 2007 we expect net revenues in the range of 485 million to $505 million, adjusted EBITDA in range of 25 million to $35 million and net loss in the range of 26.5 million to $40.5 million. That concludes the review of our financial results and now back to Charlie.

Charlie Hoffman — Covad Communications — President, CEO
Thank you, Justin. In the third quarter we delivered on our promise to improve EBITDA and we have continued to grow our business. Covad has reported positive revenue growth for 12 consecutive quarters, a significant accomplishment, in our view. This solid performance generates expanded opportunities to grow our business. These include exploring the potential of unique and innovative products such as ADSL 2 plus, Voice Optimized Access, and Fixed Broadband Wireless. We are among the leading providers in all of these services in the U.S. and we are attracting the interest of diverse companies who see Covad as a dependable, long term partner.
Also our national facilities based network is a unique asset that enables us to be forward-looking and innovative. We will continue to refine our products and add new ones based on market demand. We believe strongly in the positive transformation of our business and have a confidence in our continued ability to deliver value. So we appreciate your participation in today’s call and your interest in Covad over the past quarter and with that we’ll open up the call to your questions.

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Final Transcript
Oct. 30, 2007 / 5:00PM ET, DVW - Q3 2007 Covad Communications Earnings Conference Call
QUESTION AND ANSWER

Operator
Thank you, sir. (OPERATOR INSTRUCTIONS) Our first question comes from Tom Watts with Cowen and Company.

Tom Watts — Cowen and Company — Analyst
Congratulations, Charlie and Justin on the transition.

Charlie Hoffman — Covad Communications — President, CEO
Thanks, Tom.

Tom Watts — Cowen and Company — Analyst
In some of your comments about the acquisition you suggested that you might accelerate investment in some of your growth businesses, things that you said that were harder to do under the public capital structure. Could you comment a little bit more on that, and could we see some of that accelerated investment even before the deal closes?

Charlie Hoffman — Covad Communications — President, CEO
Sure. So voice over IP, for example, is not yet at scale. Line-powered voice is really just starting with one partner. So those are businesses that we could invest more in and grow faster. Those are two examples.

Tom Watts — Cowen and Company — Analyst
And do you see doing that before the deal closes or would you wait until afterwards?

Charlie Hoffman — Covad Communications — President, CEO
Gosh, we continually improve those. As Justin reported, we made great strides in Voice over IP and profitability, so we’ll continue to make progress on all these and working with Earthlink Online powered voice to get that to profitability quicker. So you’ll continued progress on those.

Tom Watts — Cowen and Company — Analyst
Okay. And then also previously you were having some provisioning difficulties in certain geographic regions, I think it was primarily Verizon service areas. Can you comment on what progress you’ve made on that, and then in parallel, I know Earthlink was talking about narrowing the geographic scope of some of the markets it was going after. Did you see any of that during the quarter, or do they have any plans to target their marketing more narrowly?

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Final Transcript
Oct. 30, 2007 / 5:00PM ET, DVW - Q3 2007 Covad Communications Earnings Conference Call

Charlie Hoffman — Covad Communications — President, CEO
Sure. And the problems related to the out of whack mix of new telephone numbers versus those that were hot cut using the same telephone number which was really the way the product was designed. So that necessitated more truck rolls and more costs for everybody. So we have seen from Earthlink a marketing shift to more of hot cut phone numbers and less of new telephone numbers. So that’s improving just the whole process and — of fewer things involve. We’re also working together on just reducing the number of contact points. So instead of four different layers of dealing with a customer issue, between two different companies we’re trying to make that First Call resolution with one contact from the customers. So those are a couple of examples. What we’ve seen from Earthlink is a reduction in marketing expenses while we work out these things. Rather than a geographic focus, so when we get all that resolved we anticipate Earthlink would be more aggressive in marketing the service.

Tom Watts — Cowen and Company — Analyst
Great. Thanks very much.

Operator
Our next question comes from Rai Archibold with Kaufman Brothers. Please go ahead.

Rai Archibold — Kaufman Brothers — Analyst
Thank you. Good afternoon. Nice job, guys, and congratulations on the deal. Just a couple questions. One, can you sort of — can you give us an update on terms of 10% customers? Two, you’ve made a number of announcements on partnerships. You mentioned McLeod, I think on the call today. Can you give us a sense of sort of the nature of those and when would they start to ramp, and et cetera, in terms of the impact on the P&L going forward?

Justin Spencer — Covad Communications — CFO
Hi, Rai, this is Justin. I’ll tackle the first question. The only two customers that we have that are in excess of 10% of our revenues, which I think was what your question, are AT&T and Earthlink, and they’re pretty close to the same amount of revenue, or AT&T is just slightly ahead of earth but Earthlink, but with the line card voice revenues Earthlink is right there near AT&T.

Rai Archibold — Kaufman Brothers — Analyst
And also I guess on the partnerships you announced, I was just curious with McLeod in particular. Is that a significant partnership, and is that affected by their pending deal with Pay-Tech?

Charlie Hoffman — Covad Communications — President, CEO
Sure, I’ll try to address that, Rai. So McLeod, the first step is migrating some customers to us, again, we do this a lot where our network is just more efficient than others, so we’ll be migrating some customers as well as selling business services. I don’t anticipate the Pay-Tech will change anything in that situation. As we stated on the call we continue to be a good source of revenue for everybody because we’re national, and we’re easy to do business with, so you’ll continue to see more wholesale partners like McLeod, like Cincinnati Bell, which we just signed up recently, so that will continue.

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Final Transcript
Oct. 30, 2007 / 5:00PM ET, DVW - Q3 2007 Covad Communications Earnings Conference Call

Rai Archibold — Kaufman Brothers — Analyst
Very good. Thank you.

Operator
(OPERATOR INSTRUCTIONS) At this time, I would like to turn the call back over to management for their concluding remarks.

Charlie Hoffman — Covad Communications — President, CEO
Thank you, again, for joining us today, everyone.

Operator
Ladies and gentlemen, this does conclude the Covad third quarter earnings conference call. You may now disconnect, and we thank you for using AT&T teleconferencing.

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Additional Information
In connection with the proposed merger, Covad will file a proxy statement with the Securities and Exchange Commission.  Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Covad at the Securities and Exchange Commission’s Web site at http://www.sec.gov.
The proxy statement and such other documents may also be obtained free of charge from Covad by directing such request to Covad Communications Group Inc., 110 Rio Robles, San Jose, CA Attention: Investor Relations; Telephone: 408-434-2130.
Covad and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of these individuals in the solicitation is set forth in Covad’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and will be provided in the proxy statement relating to the merger when it becomes available.